Exhibit 10.70

SUN CONFIDENTIAL	Agreement No. 123791

Amendment No. 5 to the Master Support Agreement

between

Sun Microsystems, Inc. and Borland Software Corporation

THIS AMENDMENT NO. 5 (the “Amendment”) to the Master Support Agreement (Sun Legal Files Index no. 55709) as amended by Amendments numbered 1, 2, and 3, and 4 (Sun Legal Files Index no. 80608, 97071, 107188 and 117283, respectively), the Master Support Agreement and Amendments numbered 1 through 4 collectively referred to as the “MSA,” between Sun Microsystems, Inc., now located at 4150 Network Circle, Santa Clara, CA 95054 (“Sun”) and Borland Software Corporation, located at 100 Enterprise Way, Scotts Valley California, 95066 (“Customer”), is made and entered into by and between the same parties and becomes effective on the date signed by Sun (“Amendment Effective Date”). The parties agree as follows:

1. The parties agree to renew the MSA, as amended herein, for a subsequent term commencing December 29, 2002 and ending December 28, 2003 (hereafter, “Renewal Term”).

2. The parties agree to amend Section 1.1 of Attachment A-7 (Base Porting Kit) by deleting Java 2 Platform, Micro Edition, Connected Device Configuration, Foundation Profile, and Personal Basis Profile (source) from the list of Supported Products and Technologies, so that as amended, the section reads:

Section 1.1. Supported Products and Technologies:

Java 2 Platform, Micro Edition, Connected Limited Device Configuration (source) (“CLDC”),

Java 2 Platform, Micro Edition, Mobile Information Device Profile (source) (“MIDP”),

Java 2 Platform, Standard Edition (source) (“J2SE”)

2. Effective December 29, 2002 the parties agree to delete Attachment A-8 (Java Engineering Connection-*****), and to replace it with a new Attachment A-8 (Java Engineering Connection-*****) support module for J2SE, attached hereto.

3. The maximum amount of technical support as described in Section 2.0 (Technical Assistance) of Attachment A-2 (Java Engineering Connection for J2EE) shall be reduced to a maximum of up to *****, so that the relevant paragraph reads:

*Technical Assistance and Support: Access to Sun Java technology support staff composed of one (1) LSE which Sun will identify to Customer in writing and other advisory personnel as needed by telephone, e-mail, facsimile and internet communications to receive up to ***** of debugging advice, porting assistance and bug or other issue tracking. Customer cannot carry forward, transfer or obtain a refund for unused support hours. Such Sun personnel will be available Monday through Friday, excluding Sun holidays.

4. Program Fees.

Program Fees for the Renewal Term are *****. Such fees represent *****. Program Fees are non-transferable, non-refundable and due at Sun within thirty days of the first day of the Renewal Term. Unless otherwise agreed to in a writing signed by both parties, the Program Fees for any subsequent year are as set forth in the current Sun Software and Technology World Wide Price List, and are nonrefundable and due in advance. The Program Fees for the Renewal Term are as follows:

a) Java 2 Platform, Enterprise Edition

i) Attachment A-1 (Updates and Upgrades for J2EE): *****

ii) Attachment A-2 (Java Engineering Connection for J2EE): *****

iii) Attachment A-3 (TCK Support for J2EE): *****.

***** Confidential treatment has been requested for the redacted portions. The confidential redacted portions have been filed separately with the Securities and Exchange Commission.

SUN CONFIDENTIAL	Agreement No. 123791

b) Base Porting Kit Program Fees due pursuant to Section 6.0 of Attachment A-7 for CLDC, MIDP, and J2SE for the term commencing December 29, 2002 ending December 28, 2003 are as follows:

i) CLDC: *****

ii) MIDP: *****

iii) J2SE: *****

c) The Program Fee for the initial year of Support under the new Attachment A-8 (Java Engineering Connection-*****) is ***** for J2SE, the single Supported Technology indicated in Section 1.1 of Attachment A-8.

Except as expressly amended herein, the MSA shall remain unaltered and in full force and effect. The parties have caused this Amendment to be executed by their authorized representatives.

Sun Microsystems, Inc.		Borland Software Corporation

Signed:	/S/ WAYNE SABATELLI	Signed:	/S/ DOUG BARRE

Name:	Wayne Sabatelli	Name:	Doug Barre
	(printed or typed)		(printed or typed)

Title:	Controller, Software OEM Sales	Title:	Sr. VP, COO

Date:	12/29/02	Date:	12.23.02

***** Confidential treatment has been requested for the redacted portions. The confidential redacted portions have been filed separately with the Securities and Exchange Commission.

SUN CONFIDENTIAL	Agreement No. 123791

ATTACHMENT A-8

JAVA TECHNOLOGY PROGRAM MODULE

(JAVA ENGINEERING CONNECTION—*****)

This Program Module sets forth the Support provided by Sun directly to Customer for Supported Products and Technologies. For purposes of this Program Module, “Technology License” means an agreement in effect with Sun or any of its affiliated companies at the time of an Incident and pursuant to which, Customer has been granted at a minimum the right to use Supported Products and Technology(ies) in source form.

1.0	Customer Support Information.

1.1	Supported Products and Technologies:

Java 2 Standard Edition platform technology (source)

1.2	Customer Site(s):

100 Enterprise Way, Scotts Valley California, 95066

1.3	Field of Use:

For use in: JBuilder, JBuilder Handheld Express, JdateStore, MIDAS Client for Java, Customer’s integrated developer tool environments using Java platform technology.

2.0	Support Features. Sun will provide Support within the Field of Use specified above as follows:

*Access to Java Technology Licensee Website: On-line access to: porting guides; additional documentation (as available), such as, white papers; frequently asked questions (FAQs), and technology-related informational updates. Ability to submit, query, edit and retrieve Incident and Error reports related to Customer’s account and access Error Corrections. All Java Technology Licensee Website contents related to a Supported Product or Technology shall be made available to Customer at the same time that Sun, in its sole discretion, makes it available to Customers with a Technology License from Sun for that Supported Product or Technology.

*Areas Covered: TCK test harness set-up assistance, architectural consulting, porting and tuning assistance, Error and Incident tracking, and questions regarding building a binary version of the Supported Product or Technology for one of Sun’s reference platforms on the supported hardware and operating system configurations specified by Sun.

*Licensee Support Engineer. Includes the following:

- A Licensee Support Engineer (“LSE”) designated by Sun will assist the Customer in evaluating service levels and resolving outstanding technical issues related to Supported Products and Technologies. The LSE will also provide first-hand information about Java technology source development. The LSE will contact Customer within thirty (30) days from the Agreement Effective Date to schedule an initial meeting or conference call, as appropriate. As a result of the initial meeting, the LSE will produce a Customer Support needs and requirements document which will serve to guide Sun’s delivery of Support Services to Customer. The LSE will meet with Customer at least once per year, at Customer’s site if requested by Customer.

- Customer and the LSE may hold further meetings or calls as necessary to finalize the needs and requirements document for Customer’s project. The LSE and Customer, at minimum, will meet at the start of any new Customer project involving the Supported Products and Technologies.

- Each party generally will be responsible for its own travel expenses related to all meetings. However, Sun in its sole discretion, may agree to pay certain travel expenses for Customer if a meeting is held at Sun’s facilities.

*Product Release Information: Periodic description of plans for Supported Products and Technologies.

*Technical Assistance and Support: Access to Sun Java technology support staff composed of one (1) LSE which Sun will identify to Customer in writing and other advisory personnel as needed by telephone, e-mail, facsimile and internet communications to receive debugging advice, porting assistance, compatibility testing assistance, and bug or other issue tracking. Such Sun personnel will be available Monday through Friday, excluding Sun holidays.

Hours of Support Coverage:

***** Confidential treatment has been requested for the redacted portions. The confidential redacted portions have been filed separately with the Securities and Exchange Commission.

SUN CONFIDENTIAL	Agreement No. 123791

Customer Site in Europe, Middle East or Africa—8:30AM to 4:30PM United Kingdom time zone

Customer Site in Americas—8:00AM to 5:00 PM Pacific time zone

Customer Site in Asia/Pacific—9:00AM to 6:00PM Singapore time.

*Response Time: Sun will use reasonable commercial efforts to acknowledge receipt of service requests within one (1) business day. Acknowledgments are measured from the time Customer first contacts Sun with a service request to the time Sun makes its response.

*Error Corrections: When made generally available by Sun to commercial licensees of the applicable Java Technology. Also made available in response to an Incident if Sun, in its sole discretion, deems it appropriate.

*Customer Contacts: One (1) Customer Contact and one (1) Customer Site.

*Unique User ID: Sun will provide the Customer Contact with a unique user ID and password which cannot be transferred to other Customer employees, contractors or agents.

*Technology Forums: Subject to availability and space limitations, Customer may send one (1) employee to attend one (1) technology-specific event sponsored by Sun during the term of this Agreement at no charge. Sun, at its option, may charge Customer for attendance at additional technology events within the Agreement term. These technology events are provided by Sun on a periodic basis at Sun-designated sites. Customer is responsible for all travel, lodging and other expenses for its employees attending such events.

3.0	Customer Responsibilities

3.1 Error Corrections. Customer may make identical copies of Error Corrections for its internal use only. Customer may make no more copies than the number of Sun authorized copies of the Supported Products and Technologies permitted in the Technology License. Each copy of an Error Correction made by Customer must contain a label (a legend, for on-line versions) which includes the information included on the original copy provided by Sun, including all applicable copyright and trademark notices.

3.2 Unmodified Supported Product.

A. Binary Code. To the extent portions of a Supported Product or Technology are provided by Sun in binary form only, Customer may obtain Support for such binary code portions only if: (i) Customer is requesting Support for an unmodified portion of the Supported Product or Technology, and (ii) Customer is able to demonstrate the problem with an unmodified copy of the Supported Product or Technology to Sun’s satisfaction.

B. Source Code. Customer may obtain Support for the source code version of the Supported Product or Technology under this Agreement only if (i) Customer is requesting Support for an unmodified portion of the Supported Product or Technology running on platforms then currently supported by Sun and licensed to Customer in the Technology License; (ii) Customer is able to demonstrate the problem with an unmodified copy of the Supported Product or Technology to Sun’s satisfaction; and (iii) Customer makes reasonable efforts to identify the lines of source code related to a service request. If Customer cannot correctly identify the lines of source code related to a problem, Sun will not be obligated to provide Support within any indicated response times.

3.3 Customer Contacts. Customer Contacts must be identified in writing to Sun within thirty (30) days of the Effective Date. All Customer Contacts must be located at Customer Site. Customer must notify Sun’s Licensee Support Engineer in writing whenever the Customer Contacts change. Sun will not be responsible for any delays or damages resulting from Customer’s failure to notify Sun of a change in its Customer Contacts.

3.4 End User Support. Customer shall provide technical and maintenance support services to Customer’s Distributors and End Users in accordance with Customer’s standard support practices. Sun shall not be responsible for providing any support to Customer’s Distributors and End Users for the Supported Products and Technologies.

4.0	Exclusions

4.1 Exceptions to Support Obligations. Sun has no obligation to provide Support under this Program Module, should such Support be required because of: (i) failure of Supported Product or Technology due to improper use; (ii) any alterations or modifications not authorized by Sun; (iii) causes external to Supported Product or Technology, including but not limited to, degrading effects caused by other software, hardware or environmental factors which prevents

SUN CONFIDENTIAL	Agreement No. 123791

Supported Product or Technology from functioning properly. Support of the source code version of a Supported

Product or Technology will not include writing or testing new source code, modified source code or device drivers on behalf of the Customer.

4.2 Customer Sites. Support under this Program Module is provided only for Supported Product or Technology located at the Customer Site. Support for additional Customer Sites may be purchased from Sun at an additional fee.

4.3 Supported Releases. Support is only available for the most current release, and in Sun’s sole discretion, one (1) previous version release of the Supported Product or Technology.

5.0	Payments

In order to receive the Support described in this Program Module, Customer must pay the Program Fees specified in this Program Module. Fees will be invoiced annually in advance. Program Fees shall be non-refundable and for the initial year shall be due at Sun upon execution of this Agreement by the parties. The Program Fee for the initial year of Support under this Program Module shall be as stated in Amendment 5 to the Agreement. Program Fees for any subsequent renewal term shall be at the then current standard list price.

6.0	Additional Supported Products

The term of Support for any additional Supported Products and Technologies hereunder will be coterminous with the term of the Agreement. Fees due for such Support will be prorated on a twelve (12) month basis. The commencement date of additional Support will be the date the parties execute an additional Program Module for such additional Supported Products and Technologies.

Sun Microsystems, Inc.		Borland Software Corporation

Signed:	/S/ WAYNE SABATELLI	Signed:	/S/ DOUG BARRE

Name:	Wayne Sabatelli	Name:	Doug Barre
	(printed or typed)		(printed or typed)

Title:	Controller, Software OEM Sales	Title:	Sr. VP, COO

Date:	12/29/02	Date:	12.23.02

SUN CONFIDENTIAL	Agreement No. 123791

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